Exhibit 10.2

AMENDMENT TO THE COMPANY’S 2020 INCENTIVE AWARD PLAN

This Amendment (this “Plan Amendment”) to the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (as may be amended from time to time, the “2020 Plan”) is made as of June 2, 2023. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the 2020 Plan.

WHEREAS, Section 12.1(a) of the 2020 Plan permits the Board to amend the 2020 Plan, subject, in the case of certain amendments, including those increasing the number of shares available under the 2020 Plan, to the approval by the Company’s shareholders of such amendment;

WHEREAS, the Board desires to amend the 2020 Plan to increase the number of Shares available for grant under the 2020 Plan;

WHEREAS, the Board desires to incentivize service providers to remain in their positions with the Company by instituting a one-year minimum vesting requirement for Awards issued under the 2020 Plan (with certain exceptions);

WHEREAS, this Plan Amendment shall be submitted to the Company’s shareholders for approval, and shall become effective as of the date on which the Company’s shareholders approve such Plan Amendment (the “Amendment Effective Date”); and

WHEREAS, if the Company’s shareholders fail to approve this Plan Amendment, the 2020 Plan as in effect prior to the Amendment Effective Date shall continue in full force and effect;

NOW, THEREFORE, pursuant to Section 12.1(a) of the 2020 Plan, the 2020 Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.	The first sentence of Section 3.1(a) of the 2020 Plan is hereby amended to read as follows: “Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 8,388,215, all of which may be issued in the form of Incentive Stock Options.”

2.	A new Section 3.2, titled “Minimum Vesting Period of One Year”, is hereby added to the 2020 Plan as follows: “In no event shall any Award granted under the Plan on or after the date on which the Company’s shareholders approve the amendment to the Plan pursuant to which this section 3.2 is added vest or otherwise become payable earlier than one year following the date on which such award is granted, other than as described in Section 12.2; provided, however that, notwithstanding the foregoing, the minimum vesting requirement of this Section 3.2 shall not apply to: (i) any Substitute Awards, (ii) any Awards delivered in lieu of fully-vested cash awards or payments, (iii) any Awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, or (iv) any other Awards granted by the Committee from time to time that result in the issuance of an aggregate of up to 5% of the Shares available for issuance pursuant to Section 3.1(a), provided that, nothing in this Section 3.2 limits the ability of an Award to provide that such minimum vesting restrictions may lapse or be waived upon a Participant’s termination of service or death or disability.

3.	This Plan Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.	All terms and provisions of 2020 Plan not amended hereby shall remain in full force and effect. From and after the Amendment Effective Date, all references to the term “Plan” or “2020 Plan” in this Plan Amendment or the 2020 Plan shall include the terms contained in this Plan Amendment.